Exhibit 99.2

PHARMOS
99 Wood Avenue South, Suite 311                    Contact - U.S.: Gale T. Smith
Iselin, NJ 08830                                                    732-452-9556
www.pharmoscorp.com                               Contact - Israel: Irit Kopelov
                                                                     08-940-9679

 Pharmos Completes $21 Million Convertible Debt Transaction with Institutional
                                   Investors

Iselin, NJ, September 30, 2003 - Pharmos Corporation (Nasdaq: PARS and Nasdaq
Europe: PHRM) announced today that it has completed a $21 million convertible debt financing with six institutional investors. Five million dollars of the proceeds will be used for working capital purposes, and $16 million will be available to fund acquisitions upon the approval of the investors. Pharmos also issued warrants exercisable into shares of common stock as part of the transaction.

"This acquisition facility could provide financial resources to Pharmos as we pursue strategic options to expand our pipeline beyond our lead product in development," commented Haim Aviv, Ph.D., Pharmos' Chairman and CEO. "This financing also addresses a matter Nasdaq has raised informally concerning Pharmos' possible, though inadvertent, violation of a corporate governance rule. Completion of the $21 million convertible debt financing resolves this issue."

The convertible debentures are convertible into common stock of the Company at a fixed price of $4.04, 205% above the closing price of the stock for the five days preceding the closing date. The debentures, which bear an interest rate of 4%, will be redeemed in 13 substantially equal monthly increments beginning March 31, 2004. Amounts converted into shares of Pharmos common stock will reduce the monthly redemption amount in inverse order of maturity. The $16 million earmarked for acquisition activity will be held in escrow until used or repaid. In connection with the financing, the Company also issued three-year warrants to purchase five million shares of common stock at a price of $2.04. The Company has agreed to file a registration statement with the Securities and Exchange Commission within thirty days to permit resales of the common stock underlying the convertible debentures and the warrants. Rodman & Renshaw, Inc. acted as placement agent for this transaction.

Pharmos discovers, develops, and commercializes novel therapeutics to treat a range of indications, in particular neurological and inflammation-based disorders. The Company's first neuroprotective product is dexanabinol, a tricyclic dextrocannabinoid, currently undergoing clinical testing as a treatment for TBI and as a preventive agent against post-surgical cognitive impairment. Other dextrocannabinoid compounds and selective CB2 receptor agonist compounds from Pharmos' proprietary synthetic cannabinoid library are being studied in pre-clinical programs targeting a variety of other disorders.

Statements made in this press release related to the business outlook and future financial performance of the Company, to the prospective market penetration of its drug products, to the development and commercialization of the Company's pipeline products and to the Company's expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos' filings with the Securities and Exchange Commission could affect such results.